Exhibit 24.1 - Consent of Coopers & Lybrand L.L.P.


            LETTERHEAD OF COOPERS & LYBRAND L.L.P.



               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the Registration Statement
(No. 33-41454) on Form S-8, the Registration Statement (No. 33-61005) on Form S-8 and the Registration Statement (No. 33-64923) on Form S-4 of our reports dated February 28, 1997, on our audits of the consolidated financial statements and financial statement schedules of Arnold Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which reports appear on page 16 of the 1996 Annual Report to Stockholders and on page 14 of the Annual Report on Form 10-K, respectively, of Arnold Industries, Inc.



                                   /s/ Coopers & Lybrand L.L.P.


                                   COOPERS & LYBRAND L.L.P.


One South Market Square
Harrisburg, PA  17101
March 31, 1997